Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156392  on Form S-8 of our report dated February 5, 2009, relating to the balance sheet of General Maritime Corporation (formerly Galileo Holding Corporation) (the “Company”) as of September 30, 2008 appearing in this Current Report on Form 8-K/A of the Company dated February 6, 2009.

/s/ Deloitte & Touche LLP

New York, New York
February 6, 2009